Exhibit 99.1

GTT to Acquire Hibernia Networks

Adds highly strategic global fiber assets, including ultra-low latency routes

Expands service portfolio and client base

Significantly increases scale

McLean, VA, November 9, 2016 — GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today a definitive agreement to acquire Hibernia Networks, a leading provider of global, high-speed network connectivity solutions and owner of terrestrial and subsea fiber assets including Hibernia Express, the lowest latency transatlantic cable system. The $590 million transaction consists of $515 million in cash and approximately 3.3 million shares of GTT common stock, to be issued to the sellers at closing, valued at $75 million.

This strategic combination:

•                  Adds breadth and depth to GTT’s global Tier 1 IP network with owned and leased dark fiber assets including five owned subsea cables and eight cable landing stations

•                  Expands GTT’s cloud networking portfolio, composed of wide area networking, internet, managed services and voice services, with the addition of optical and low latency transport, video and CDN services

•                  Adds a world-class video transport platform servicing content rights holders, broadcasters, cable companies and OTT providers

•                  Grows GTT’s client base, adding marquee clients with depth in the financial services, media and entertainment, web-centric and service provider segments, which will remain strategic verticals of focus for GTT

•                  Enhances GTT’s financial profile by adding a substantial, highly complementary recurring revenue business with strong cash flow characteristics

“This acquisition accelerates GTT’s growth strategy by expanding our portfolio of cloud networking services, significantly increasing the scope and power of our global network, and growing our multinational client base,” said Rick Calder, GTT president and CEO. “Hibernia Networks has a demonstrated track record of growth, and brings unique, strategic network assets featuring high-bandwidth, low latency connectivity. We are very excited to welcome Hibernia Networks’ clients and talented team members to GTT. Following our successful, proven acquisition template, we expect to complete integration within two to three quarters post-close, and to achieve a post-synergy multiple of seven times Adjusted EBITDA or better on a pro forma basis.”

“GTT’s acquisition of Hibernia Networks provides great benefit to the entirety of our customer base as well as our two organizations,” said Bjarni Thorvardarson, Hibernia Networks’ chief executive officer. “GTT gains world class global fiber assets, including ultra-low latency routes between key financial markets, as well as optical, low latency and content services, and exceptional employees with a proven track record of network and commercial leadership, and exemplary customer service. Hibernia Networks clients around the world will benefit from the expansive reach of GTT’s Tier 1 IP network, the broader portfolio of products and services, improved scale, and the company’s expertise in delivering cloud networking solutions and managed services to multinational clients.”

The parties expect to close the transaction by the end of first quarter 2017, subject to certain regulatory approvals and other customary closing conditions.

The Bank Street Group LLC served as exclusive financial advisor to Hibernia in connection with this transaction.

Transaction Financing

Under the terms of the agreement, the purchase price is $590 million, subject to customary adjustments for working capital and other items, composed of $515 million in cash, plus approximately 3.3 million shares of GTT common stock, to be issued to the sellers at closing, valued at $75 million. The cash portion of the purchase price will be funded with proceeds from additional debt issuance, consisting of secured term loans as well as senior unsecured notes. The debt syndication process will be led by KeyBank National Association and Credit Suisse, who provided committed financing for the transaction.

At closing, the ratio of total net debt to Adjusted EBITDA is expected to be approximately 4.5:1, using annualized pro forma combined third quarter 2016 Adjusted EBITDA plus expected cost synergies. Within one year after closing, the ratio of total net debt to Adjusted EBITDA is expected to be at or below 4.0:1, reflecting continued Adjusted EBITDA growth and cash generation.

Hibernia Financial Information

For the three months ending September 30, 2016, Hibernia reported, on an unaudited basis, revenue of $45.5 million, Adjusted EBITDA of $16.1 million and capital expenditures of $1.9 million. For the nine months ending September 30, 2016, Hibernia reported, on an unaudited basis, revenue of $138.6 million, Adjusted EBITDA of $49.1 million and capital expenditures of $12.7 million. In 2015, Hibernia reported revenue of $148.9 million, Adjusted EBITDA of $34.2 million and capital expenditures of $161.5 million. Revenue and Adjusted EBITDA growth from 2015 to 2016 is primarily driven by completion of the Hibernia Express low latency transatlantic cable system in September 2015, including the impact of certain prepayments for long-term indefeasible rights of use (“IRUs”) from anchor tenants. The results listed above are as reported by Hibernia Networks, without expected future cost synergies, and without any pro forma adjustments. Detailed Hibernia results and pro forma information will be made available in a Form 8-K within the next several weeks.

Third Quarter 2016 Results

In a separate press release issued today, GTT announced its third quarter 2016 results.  These results, as well as this transaction, will be discussed later today on GTT’s previously announced conference call at 8:30 a.m. EST.

Conference Call Information

GTT will hold a conference call on Wednesday, November 9, 2016, at 8:30 a.m. EST. To participate in the live conference call, interested parties may dial +1.844.875.6916 or +1.412.317.6714, entering passcode 10093979 and ask for the GTT Communications call, or via webcast at GTT’s website.

A telephonic replay of the conference call will be available for one week and may be accessed by calling +1.877.344.7529 or +1.412.317.0088 and using the passcode 10093979. The webcast will be archived in the investor relations section of GTT’s website.

About GTT

GTT provides multinationals with a better way to reach the cloud through its suite of cloud networking services, including wide-area networking, Internet, managed services and voice services. The company’s Tier 1 IP network, ranked in the top five worldwide, connects clients to any location in the world and any application in the cloud. GTT delivers an outstanding client experience by living its core values of simplicity, speed and agility. For more information on how GTT is redefining global communications, please visit www.gtt.net.

About Hibernia Networks

Hibernia Networks owns and operates a global network serving more than 100 markets and spanning 25 countries. Hibernia Networks serves customers with unparalleled support, flexibility and service in a variety of industry segments including financial markets, web-centric, media and entertainment, and telecom service providers. Providing enterprise-class and wholesale global connectivity solutions, Hibernia Networks offers secure and diverse optical transport, Ethernet and carrier-grade IP transit services. Hibernia Networks also offers dedicated cloud connectivity, low latency services, DTM and HiberniaCDN for seamless anytime, anywhere content delivery. Hibernia Express, Hibernia Networks’ transatlantic cable, provides the lowest latency connections available between major commercial and financial centers in North America, Europe and beyond. The state-of-the-art cable system garnered two Global Carriers Awards in 2015 — Subsea Project of the Year and Best Subsea Innovation, as well as the Global Telecom Business Innovation Award for 2016.

Non-GAAP Financial Information

In addition to financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time we may use or publicly disclose certain “non-GAAP financial measures” in the course of our financial presentations, earnings releases, earnings conference calls and otherwise. For these purposes, the U.S. Securities and Exchange Commission (“SEC”) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions or cash flows that (i) excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and (ii) includes amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-GAAP financial measures are provided as additional information to investors to provide an alternative method for assessing our financial condition and operating results. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate our performance and profitability. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures should be used in addition to and in conjunction with results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

Adjusted EBITDA is defined as net income/(loss) before interest, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude severance, restructuring and other exit costs, acquisition-related transaction and integration costs, losses on extinguishment of debt, stock-based compensation and from time to time, other non-cash or non-recurring items.

We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures. In addition, we have debt covenants that are based on a leverage ratio that utilizes a modified EBITDA calculation, as defined in our Credit Agreement. The modified EBITDA calculation is similar to our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the applicable reporting period. Finally, Adjusted EBITDA results, along with other quantitative and qualitative information, are utilized by management and our compensation committee for purposes of determining bonus payouts to our employees.

Forward-Looking Statements

This earnings release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding GTT Communications, Inc.’s plans, objectives and strategies or future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved.  The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

GTT Investor Relations Contact:	GTT Media Inquiries:
Jody Burfening/Carolyn Capaccio, LHA	Gina Nomellini
+1.212.838.3777	+1.512.721.0338
ccapaccio@lhai.com	gina.nomellini@gtt.net

Hibernia Networks media inquiries:
Jaymie Scotto & Associates
+1.866.695.3629 ext. 14
pr@jaymiescotto.com